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INTELLECTUAL PROPERTY SECURITY AGREEMENT

    THIS INTELLECTUAL PROPERTY SECURITY AGREEMENT (hereinafter referred to as the "Agreement"), is dated as of May 25, 2001, by and between Launch Media, Inc., a Delaware corporation with a principal place of business located at 2700 Pennsylvania Avenue, Santa Monica, California 90404 (hereinafter referred to as the "Company"), and Yahoo! Inc., a Delaware corporation with a principal place of business located at 701 First Avenue, Sunnyvale, California 94089 (hereinafter referred to as the "Secured Party").

    1.  Definitions.  The following terms, as used herein, shall have the respective meanings set forth below:

    "Copyrights" means all copyrights, whether now existing or hereafter acquired, all registrations thereof, and all applications in connection therewith, including, without limitation, those described in Schedule 1 hereto, and all reissues, extensions or renewals thereof.

    "Copyright License" means any agreement now or hereafter in existence providing for the grant by or to the Company or any right to exercise any Copyright, including, without limitation, those described in Schedule 1 hereto.

    "Copyright Office" means the United States Copyright Office.

    "Loan Agreement" means the Loan and Security Agreement, dated as of May 25, 2001, by and between the Company and Secured Party.

    "Note" means any secured promissory note executed by the Company pursuant to the Loan Agreement.

    "Patent and Trademark Office" means the United States Office of Patents and Trademarks.

    "Patent License" means all agreements, whether written or oral, providing for the grant by or to the Company of any right to manufacture, use or sell and invention covered by a Patent, including, without limitation, those described in Schedule 1 hereto.

    "Patents" means all patents and patent applications (including each patent and patent application described on Schedule 1 hereto), including without limitation, the inventions and improvements described therein, together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof.

    "Trademark License" means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

    "Trademarks" means all trademarks and trademark applications (including each trademark and trademark application set forth on Schedule 1 hereto), together with the reissues, divisions, continuations, renewals, extensions, and continuations thereof.

    "Secured Obligations" means all debts, loans and liabilities hereunder and all other debts and liabilities of the Company to Secured Party of every kind and description, whether now existing or hereafter arising, including, but not limited to (i) the loan made by the Secured Party to the Company in the total aggregate amount of up to $3,000,000 as evidenced by one or more Notes, including all interest, fees, charges and expenses, and including, but not limited to, expenses with respect to the enforcement of any rights and remedies of the Company hereunder and (ii) any liabilities of the Company pursuant to the Loan Agreement by and between the Company and the Secured Party dated May 25, 2001.

    2.  Grant of Security Interest.  As security for the prompt and complete payment and performance of all the Secured Obligations, together with any and all expenses which may be incurred by the

Secured Party in collecting any or all of such Secured Obligations or enforcing any rights, obligations or liabilities under this Agreement, the Company hereby grants a security interest to the Secured Party in all of the Company's right, title and interest in, to and under the following, whether presently existing or hereafter arising or acquired (collectively, the "Collateral"):

      (a) all Copyrights;

      (b) all Copyright Licenses;

      (c) all proceeds and products of each Copyright and Copyright License, including without limitation, all income, royalties, damages and payments now or hereafter due and/or payable with respect to any Copyright or Copyright License, including damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world (clauses (a) through (c) collectively the "Copyright Collateral");

      (d) all Trademarks;

      (e) all Trademark Licenses;

      (f)  all proceeds and products of each Trademark and Trademark License, including without limitation, all income, royalties, damages and payments now or hereafter due and/or payable with respect to any Trademark or Trademark License, including damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world (clauses (d) through (f), collectively the "Trademark Collateral");

      (g) all Patents;

      (h) all Patent Licenses;

      (i)  all proceeds and products of each Patent and Patent License, including without limitation, all income, royalties, damages and payments now or hereafter due and/or payable with respect to any patent or Patent License, including damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world (clauses (G0 through (I), collectively the "Patent Collateral");

      (j)  causes of action, claims and warranties now or hereafter owned or acquired by the Company in respect of any of the items listed above; and

      (k) all proceeds of any of the Collateral described in clauses (a) through (j).

    Notwithstanding the foregoing provisions of this Section 2, such grant of security interest shall not extend to, and the term "Collateral" shall not include, any of the foregoing which are now or hereafter held by the Company to the extent that (i) the same are not assignable or capable of being encumbered as a matter of law or under the terms of any agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the other applicable party thereto and (ii) such consent has not been obtained; provided, however, that such grant of security interest shall extend to, and the term "Collateral" shall include (A) any and all proceeds of the foregoing to the extent that the assignment or encumbering of such proceeds is not so restricted and (B) upon any other applicable party's consent being obtained with respect to any of the foregoing that is otherwise excluded, thereafter the same as well as any and all proceeds thereof that might have theretofore been excluded from such grant of a security interest shall be included within the term "Collateral."

    3.  Representations and Warranties.  As an inducement to the Secured Party to enter into this Agreement, the Company makes the following representations and warranties:

      (a) Schedule 1 sets forth a complete and correct list of all Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, Patents and Patent Licenses in which the Company has any right, title or interest.

      (b) The Company is the sole beneficial owner of the Collateral, free and clear of any liens, encumbrances, security interests, charges, or claims, except for the collateral assignment and security interest in favor of the Secured Party provided for herein, and the Company agrees that it will not grant any security interest, lien or encumbrance in the Collateral without prior written consent of the Secured Party.

      (c) Except pursuant to Copyright Licenses, Trademark Licenses and Patent Licenses entered into by the Company in the ordinary course of business, which are listed in Schedule 1, the Company owns and possesses the right to use, and has done nothing to authorize or enable any other person or entity to use, the Copyrights, Trademarks and Patents listed on Schedule 1, and all registrations listed on Schedule 1 are valid and in full force and effect.

      (d) Except as disclosed on Schedule 1, to the best of the Company's knowledge (i) there is no violation by others of any right of the Company with respect to any Copyright, Trademark or Patent listed on Schedule 1, (ii) the Company is not infringing in any respect upon any Copyright, Trademark or Patent of any other person or entity, and (iii) no proceedings have been instituted or are pending against the Company, or to the Company's knowledge, threatened, alleging any such violation.

    The Company agrees that it will at its expense and at the Secured Party's request, (i) defend the Collateral (subject to its reasonable business judgment) from any and all claims and demands of any other person or entity and (ii) that it will not grant, create or permit to exist any lien or encumbrance upon the Collateral in favor of any other person or entity, except to the extent existing on the date hereof. The Company hereby agrees to pay, indemnify, and hold the Secured Party harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses of disbursements of any kind or nature whatsoever with respect to the Collateral, including, without limitation, claims of patent infringement.

    4.  Continued Use of the Copyrights, Trademarks and Patents.  During the term of this Agreement, the Company shall utilize and employ the Copyrights, Trademarks and Patents listed on Schedule 1 hereto in the same or similar manner as it has in the past, and shall employ the appropriate notice of such Copyrights, Trademarks and Patents in connection with the works for which such Copyrights, Trademarks and Patents were granted. The Company agrees to use its best ability to maintain the registration of the Copyrights, Trademarks and Patents listed on Schedule 1 hereto in full force and effect by taking any action which it believes necessary in its reasonable business judgment, through attorneys of its choice, all at its expense. In the event that any of the Copyrights, Trademarks or Patents are infringed by a third party, so as to have a material adverse effect on the Collateral or the Secured Party's rights with respect thereto, or if such infringement gives rise to litigation or to the filing of a claim or notice of opposition with the Copyright Office or Patent and Trademark Office, as applicable, the Company shall promptly notify the Secured Party. Any damages recovered from the infringing party (less attorney's fees and court costs) shall be deemed to be part of the Copyright Collateral, Trademark Collateral or Patent Collateral. The Company shall not assign this Agreement or any rights in the Copyright Collateral, Trademark Collateral or Patent Collateral or the material protected thereby without the prior written approval of the Secured Party and such attempted assignment shall be void ab initio.

    5.  Continuing Liability.  The Company hereby expressly agrees that, anything herein to the contrary notwithstanding, it shall remain liable under each license, interest and obligation which is the subject of the security interest granted to the Secured Party hereunder to observe and perform all the conditions and obligations to be observed and performed by the Company thereunder, all in accordance with and pursuant to the terms and provisions thereof. The Secured Party shall not have any obligation or liability under any such license, interest or obligation by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any such license, interest or obligation pursuant hereto, nor shall the Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Company thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such license, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at time or times.

    6.  New Copyrights, Trademarks and Patents.  If the Company shall (a) obtain and rights to any new Copyright, (b) obtain rights to any new Trademarks or become entitled to the benefit of any Trademark application or Trademark for any reissue, division, continuation, renewal, extension, or continuation of any Trademark listed on Schedule 1 or (c) obtain right to any Patents or become entitled to the benefit of any Patent application or Patent for any reissue, division, continuation, renewal or extension, or continuation in part of any Patent listed on Schedule 1, the Company shall give to the Secured Party prompt notice thereof in writing hereof, and shall execute and deliver, and cause to be filed with the Copyright Office or the Patent and Trademark Office, as applicable, a modification of this Agreement amending Schedule 1 hereto to include such new Trademark thereon. Notwithstanding the foregoing, the Company hereby irrevocably appoints the Secured Party its true and lawful attorney (such appointment coupled with an interest), with full power of substitution, to execute an amendment of this Agreement on behalf of the Company amending Schedule 1 hereto to include such new Copyright, Trademark or Patent.

    7.  Default.  In the event (a) any representation of the Company set forth herein shall have not been true and correct in all material respects when made; (b) the Company shall fail to observe or perform any of its obligations, undertakings, or responsibilities hereunder for more than five (5) days after the date on which such observation or performance is required; or (c) an event of default as defined in the Loan Agreement shall have occurred, an event of default shall, without notice or demand, occur hereunder (each of the foregoing, an "Event of Default").

    8.  Remedies.  (a) If an Event of Default has occurred and is continuing, the Secured Party may exercise, in addition to all other rights and remedies granted to it in this Agreement and all documents, instruments, and agreements executed in connection therewith, all rights and remedies of a secured party under the Uniform Commercial Code and other applicable law. Without limiting the generality of the foregoing, the Company expressly agrees that in any such event the Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except as required by applicable law) to or upon the Company or any other person or entity (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Secured Party's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby expressly waived and released. To the extent permitted by applicable law, the Company waives all claims, damages and demands against the Secured Party arising out of the repossession, retention or sale of the Collateral. In this regard, the Company hereby expressly waives any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:

"Section 1542. General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

    (b) Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default,

       (i) the Secured Party may license, or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Copyrights, Trademarks or Patents included in the Collateral throughout the world for such term or terms, on such conditions and in such manner as the Secured Party shall in its sole discretion determine, the proceeds of such license or sublicense to be applied to the payment of the Secured Obligations; and

      (ii) the Secured Party may (without assuming any obligations or liability thereunder), at any time and from time to time, enforce (and shall have the exclusive right to enforce) against any licensee or sublicensee all rights and remedies of the Company in, to and under any Copyright Licenses, Trademark Licenses or Patent Licenses and take or refrain from taking any action under any thereof, and the Company hereby releases the Secured Party from, and agrees to hold the Secured Party free and harmless from and against, any claims arising out of any lawful action so taken or omitted to be taken with respect thereto other than any claims arising by reason of the Secured Party's own gross negligence or willful misconduct.

    9.  Grant of License to Use Intangibles.  For the purpose of enabling the Secured Party to exercise rights and remedies under Section 8 hereof at such time as the Secured Party, without regard to this Section 9, shall be lawfully entitled to exercise such rights and remedies and for no other purpose, the Company hereby grants to the Secured Party an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Company) to use, assign, license or sublicense any of the Collateral, whether now owned or hereafter acquired by the Company, and wherever the same be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

    10.  Power of Attorney.  The Company hereby irrevocably appoints the Secured Party its true and lawful attorney (such appointment coupled with an interest), with full power of substitution, in the name of the Company, the Secured Party, or otherwise, for the sole use and benefit of the Secured Party, but at the Company's expense, to exercise (to the extent permitted by law), at any time and from time to time upon the occurrence and during the continuance of an Event of Default, all or any of the following powers with respect to all or any of the Collateral:

      (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due thereon or by virtue thereof;

      (b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

      (c) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Secured Party were the absolute owner thereof;

      (d) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto; and

      (e) the power to prosecute and defend or take any other action to preserve any Patent or Trademark before the United States Patent and Trademark Office.

    11.  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    12.  Termination.  This Agreement and the security interest shall terminate when all of the Secured Obligations have been paid in full, at which time the Secured party shall execute and deliver to the Company, at the Company's expense, all termination statements and similar documents (including, but not limited to, any termination statements or other documents to be filed with or submitted to the Copyright Office or the Patent and Trademark Office) which the Company shall reasonably request to evidence such termination and release of the Collateral hereunder.

    13.  No Waiver; Cumulative Remedies.  The Secured Party shall not, by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Secured Party, and then only to the extent therein set forth. A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Secured Party would otherwise have had on any other occasion. No failure to exercise nor any delay in exercising on the part of the Secured Party any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

    14.  Waivers; Amendments.  None of the terms and provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing executed by the parties hereto.

    15.  Limitation by Law.  All rights, remedies and powers provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions hereof are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part or not entitled to be recorded, registered, or filed under the provisions of any applicable law.

    16.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and shall inure to the benefit of the Secured Party and its successors and assigns, and nothing herein or in any document, instrument, or agreement executed in connection therewith is intended or shall be construed to give any other person any right, remedy or claim under, to or in respect thereof.

    17.  APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA AND THE UNITED STATES OF AMERICA.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

(Signature Page to Collateral Assignment of Patents, Trademarks and Copyrights)

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

LAUNCH MEDIA, INC.		YAHOO! INC.
By:	/s/ David B. Goldberg	By:	/s/ Douglas P. Feick
Title:	CEO	Title:	VP, Intl. Corp. Dev.

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INTELLECTUAL PROPERTY SECURITY AGREEMENT
(Signature Page to Collateral Assignment of Patents, Trademarks and Copyrights)